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------                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION                         ------------------------------
FORM 4                                   WASHINGTON, D.C. 20549                                                OMB APPROVAL
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                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                           OMB NUMBER: 3235-0287
[ ] CHECK THIS BOX IF NO                                                                              EXPIRES: SEPTEMBER 30, 1998
    LONGER SUBJECT TO         Filed pursuant to Section 16(a) of the Securities                       ESTIMATED AVERAGE BURDEN
    SECTION 16. FORM 4            Exchange Act of 1934, Section 17(a) of the                          HOURS PER RESPONSE.........0.5
    OR FORM 5 OBLIGATIONS         Public Utility Holding Company Act of 1935                          ------------------------------
    MAY CONTINUE. SEE              or Section 30(f) of the Investment Company
    INSTRUCTION 1(b).                           Act of 1940

(Print or Type Responses)
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
    Nelson        Jonathan           M.           VoiceStream Wireless Corporation (VSTR)       to Issuer (Check all applicable)
--------------------------------------------   ----------------------------------------------    X   Director          10% Owner
    (Last)        (First)         (Middle)     3. IRS or Social Security  4. Statement for      ----               ---
c/o Providence Ventures                           Number of Reporting        Month/Year              Officer (give    Other (specify
50 Kennedy Plaza                                  Person (Voluntary)         4/2001             ---- title below)  --- below)
--------------------------------------------                              -------------------
                  (Street)                                                5. If Amendment,
Providence          RI              02903                                    Date of Original   ------------------------------------
--------------------------------------------                                 (Month/Year)
    (City)        (State)           (Zip)                                                    7. Individual or Joint/Group Filing
USA                                                                       -------------------   (Check Applicable Line)
                                                                                                 X    Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by More than
                                                                                                ----  One Reporting Person
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                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Trans-    4. Securities Acquired (A)  5. Amount of        6. Ownership  7. Nature of
    (Instr. 3)                     action      action       or Disposed of (D)          Securities          Form          Indirect
                                   Date        Code         (Instr. 3, 4 and 5)         Beneficially        Direct        Beneficial
                                               (Instr. 8)                               Owned at            (D) or        Ownership
                                  (Month/                                               End of Month        Indirect      (Instr. 4)
                                   Day/   ---------------------------------------       (Instr. 3 and 4)    (I)
                                   Year)  Code    V      Amount   (A) or    Price                           (Instr. 4)
                                                                  (D)
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Common Stock                     4/19/2001 S(2)         1,500.00   D       $105.00                             D
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Common Stock                     4/24/2001 S(2)         1,997.00   D       $105.00                             D
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Common Stock                     4/25/2001 S(2)        29,000.00   D       $105.1707        98,466.00          D
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Common Stock                     4/19/2001 S(2)       150,416.00   D       $105.00                             I    By Providence(1)
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Common Stock                     4/24/2001 S(2)        31,962.00   D       $105.00                             I    By Providence(1)
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Common Stock                     4/25/2001 S(2)       350,000.00   D       $105.38                             I    By Providence(1)
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Common Stock                     4/27/2001 S(2)         1,597.00   D       $105.00       1,638,219.00          I    By Providence(1)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                    SEC 1474 (7-96)

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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
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                                                    Code  V     (A)     (D)    Date    Expira-    Title   Amount or
                                                                               Exer-   tion               Number of
                                                                               cisable Date               Shares
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
9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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Explanation of Responses:

1.  Mr. Nelson is (i) President of Providence Media Services Inc., (ii) a member and a managing director of Providence Equity
Partners III, L.L.C. which controls Providence Equity Partners III L.P. and Providence Equity Operating Partners III L.P. and
(iii) a managing general partner of Providence Ventures L.P., which controls Providence Media Partners L.P. Mr. Nelson disclaims beneficial ownership of the shares owned by Providence Media Services Inc., Providence Equity Partners III L.P., Providence Equity
Operating Partners III L.P. and Providence Media Partners L.P. except to the extent of his pecuniary interest therein, if any.

2. The sale is pursuant to a Rule 10b5-1 plan on file with the Company.

**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                                                                                     /s/ JONATHAN M. NELSON          5/10/01
Note: File three copies of this Form, one of which must be manually signed.       -------------------------------    ---------------
If space is insufficient, see Instruction 6 for procedure.                        **Signature of Reporting Person    Date
                                                                                          Jonathan Nelson
Potential persons who are to respond to the collection of information                                                         Page 2
contained in this form are not required to respond unless the form                                                   SEC 1474 (7-96)
displays a currently valid OMB Number.

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